Release:    June 19, 2019

CP named Best Logistics Service Provider - Rail at 2019 Asian Freight Logistics and Supply Chain Awards

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) is proud to announce the company was named Best Logistics Service Provider – Rail at the Asian Freight Logistics and Supply Chain Awards (AFLAS) held June 17, 2019, in Hong Kong.

The customer-nominated award recognizes CP’s leadership in service quality, innovation, customer-relationship management and reliability. CP was the only North American railroad nominated for the globally recognized award.

“Canadian Pacific is honored to be recognized by our customers with this award,” said CP President and Chief Executive Officer Keith Creel. “The CP teams in Asia and North America are focused on driving sustainable, profitable growth and this award demonstrates our customers’ confidence in CP’s service offering. We are committed to providing our customers with superior and reliable freight rail options from the Port of Vancouver to the rest of North America.”

CP offers a growing network of transload facilities, an innovative live-lift operation at Portal, North Dakota, and the fastest transit times between Vancouver and the Twin Cities, Chicago and beyond. CP's intermodal franchise has the lowest on-dock dwell at the Port of Vancouver, ensuring faster end-to-end transits for shippers using North America’s premier gateway to Asia. Since 2016, CP has steadily increased its market share at GCT Deltaport and with the Deltaport Rail Expansion Project complete, CP and its customers are benefitting from increased capacity and production at Canada's largest and most technologically advanced ocean terminal.

“Since opening our Shanghai office last year, we have focused on deepening our relationships in Asia, starting with gaining a better understanding of our customers’ needs,” said Managing Director, Asia Corey Heinz. “This award is in recognition of that commitment to superior customer service.”

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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Salem Woodrow
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Maeghan Albiston
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